ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 1, 2008. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the
following directors:
					  Shares
			  Shares 	Withholding
			 Voted For	 Authority
					 to Vote
Roger A. Gibson.......... 1,171             48
Leonard W. Kedrowski .... 1,171             48

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

					  Shares
			   Shares 	Withholding
			  Voted For	 Authority
					 to Vote
Benjamin R. Field III.... 3,670,098       130,754
Victoria J. Herget....... 3,672,048       128,804
John P. Kayser........... 3,673,098       127,754
Richard K. Riederer ..... 3,671,413       129,439
Joseph D. Strauss ....... 3,670,098       130,754
Virginia L. Stringer..... 3,669,733       131,119
James M.Wade............. 3,673,098       127,754

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2009. The following votes were cast regarding this matter:

		 Shares
 Shares 	 Voted  		  Broker
Voted For       Against    Abstentions   Non-Votes
3,724,854        38,942       37,056         0